Highlands Bankshares, Inc. Reports First Quarter 2018 Results
Strong Year-over-Year Improvement in Net Interest Margin, Asset Quality and Capital Ratios
ABINGDON, Va., May 1, 2018 /PRNewswire/ -- Highlands Bankshares, Inc. (HLND) today reported net income of $610,000 or $0.06 per diluted share, for the quarter ended March 31, 2018, compared with a net loss of $3.1 million or ($0.38) per share, for the quarter ended December 31, 2017 and net income of $1.0 million, or $0.10 per diluted share, for the quarter ended March 31, 2017.
Fourth quarter 2017 net loss includes additional income tax expense of $4.0 million resulting from the revaluation of the Company’s net deferred tax asset related to the enactment of the Tax Cuts and Jobs Act in December 2017. Excluding the one-time tax impact, fourth quarter 2017 net income was $835,000 or $0.08 per diluted share.
"I am pleased to report that Highlands improved results continued into the first quarter of 2018," said Timothy K. Schools, President and Chief Executive Officer. "This quarter marks the seventh consecutive quarter of profitability, excluding the negative impact of the fourth quarter 2017 tax legislation, with the last five quarters being the highest for many years. Building on the previous improvements in asset quality and capital ratios, our net interest margin continued to improve during the quarter to a level of 3.87 percent in March. This improvement has been the result of strong noninterest bearing deposit growth, disciplined loan pricing, and the payoff of high cost FHLB funding with lower yielding cash and securities. The quarter included approximately $350,000 of one-time or project related expenses that are not expected to recur beyond the next quarter or two in addition to approximately $150,000 of mortgage-related expenses that similarly should cease by the third quarter of 2018. Excitingly, while our loan growth for the quarter was relatively flat, our pipeline remains strong and a significant amount of loans and lines of credit were approved during the quarter and are awaiting closure or draw. Further, approximately $15 million of HELOC balances under a 1 percent promotional rate will reprice to prime during the remainder of 2018."

	Target	1Q18	4Q17	1Q17
Return on average assets (annualized)	1.25%	0.41%	NM	0.67%
Revenue growth	5.00	(2.44)	(2.03)	(4.10)
Net interest margin	3.75	3.78	3.70	3.46
Non-interest income to average assets	1.00	0.73	0.94	0.83
Non-interest expense to average assets	2.75	3.47	3.35	2.87
Efficiency ratio	55.00	84.44	79.19	74.94
Net charge-offs to loans held for investment	0.30	0.12	0.73	0.11
Revenue Growth
First quarter 2018 total revenue (net interest income plus noninterest income) declined $153,000 to $6.1 million from $6.3 million in the fourth quarter of 2017. Net interest income was $5.0 million in the first quarter of 2018, an increase of $154,000 from $4.9 million in the fourth quarter of 2017. During the first quarter, the net interest margin increased eight basis points offsetting a decline in average interest earning assets of $5.2 million from fourth quarter 2017. Average interest earning assets principally declined due to the payoff of FHLB funding using lower yielding cash and securities. First quarter 2018 noninterest income declined $307,000 to $1.1 million from the fourth quarter of 2018. Mortgage income was lower during the first quarter of 2018, resulting from a decision to modify the Company’s mortgage origination strategy. As a result of this change, gross mortgage revenue declined, but the Company anticipates realizing a larger reduction in operating expenses by the third quarter of 2018.

Noninterest Expense and Operating Efficiency
Noninterest expenses increased $200,000 from the fourth quarter of 2017 and increased $717,000 from the first quarter of 2017 to $5.2 million in the first quarter of 2018. First quarter 2017 noninterest expense included a one-time benefit of approximately $250,000 relating to FAS 91 adjustments. For the first quarter of 2018, the efficiency ratio was 84.44 percent, an increase from 79.19 percent in the fourth quarter of 2017 and an increase from 74.94 percent in the first quarter of 2017. Noninterest expense as a percentage of assets increased in the first quarter of 2018 to 3.47 percent from 3.35 percent in the fourth quarter of 2017 and an increase from 2.87 percent in the first quarter of 2017. Assets per employee improved to $4.3 million at March 31, 2018 from $3.8 million at December 31, 2017 and $3.5 million at March 31, 2017. First quarter 2018 other operating expenses included approximately $350,000 of one-time items and short-term project costs that are not anticipated to be part of the Company’s ongoing expense base. First quarter 2018 other operating expenses also include mortgage-related costs of $150,000 that are anticipated to be eliminated by the end of the third quarter of 2018.
Asset Quality
The provision for credit losses for first quarter 2018 was $172,000, an increase from $49,000 in fourth quarter 2017. Net charge-offs in the first quarter of 2018 were $127,000, or 0.12 percent annualized of average loans held for investment.
Total past due loans as a percentage of total loans held for investment were 1.47 percent at March 31, 2018. As of March 31, 2018, loans greater than 90 days past due totaled $1.4 million, or 0.33 percent of loans held for investment, compared to 0.38 percent at December 31, 2017. Loans 30-89 days past due were $4.9 million, or 1.14 percent of loans held for investment. This increase was due primarily to three large relationships having gone past due at quarter end. Nonperforming assets were $3.7 million, or 0.86 percent of loans held for investment and OREO, at March 31, 2018.

	1Q18	4Q17	3Q17	2Q17	1Q17	4Q16	3Q16	2Q16	1Q16
Past due loans to loans held for investment	1.47%	0.77%	1.07%	0.89%	1.14%	1.93%	2.17%	2.75%	3.35%
Past due loans 30-89 days to loans held for investment	1.14	0.39	0.40	0.24	0.29	0.42	0.81	1.18	1.13
Past due loans 90 plus days to loans held for investment	0.33	0.38	0.67	0.65	0.84	1.51	1.36	1.57	2.22
Nonperforming assets to loans held for investment and OREO	0.89	1.02	1.24	1.32	1.50	1.64	2.14	2.71	3.43
Classified assets to tier 1 capital and allowance for loan loss	33	31	31	33	34	40	41	46	53
Allowance for credit losses to nonperforming loans	258.97	193.80	158.09	152.15	136.96	120.76	90.13	79.44	61.36
As of March 31, 2018, the allowance for credit losses totaled $4.0 million, or 0.93 percent of loans held for investment. First quarter 2018 allowance coverage was 2.58 times nonperforming loans.
Capital and Liquidity
At March 31, 2018, the regulatory capital ratios for the Company's subsidiary bank, Highlands Union Bank, were: tier 1 leverage ratio of 8.51 percent, tier 1 risk-based capital ratio of 12.13 percent, and total risk-based capital ratio of 13.10 percent. Fourth quarter capital ratios were negatively impacted as a result of the revaluation of the Company’s net deferred tax asset related to the Tax Cuts and Jobs Act.

	1Q18	4Q17	3Q17	2Q17	1Q17	4Q16	3Q16	2Q16	1Q16
Tier 1 leverage ratio	8.51%	8.36%	8.41%	7.98%	7.80%	7.59%	7.60%	7.55%	7.60%
Tier 1 risk-based capital ratio	12.13	12.15	12.18	12.12	12.15	11.78	11.86	11.75	11.84
Total risk-based capital ratio	13.10	13.11	13.32	13.29	13.37	13.02	13.12	13.02	13.11
The Company's loans held for investment to deposit ratio was 84.6 percent and the loans held for investment to asset ratio was 72.4 percent at March 31, 2018. The Company maintained cash and investment securities totaling 19.79 percent of assets as of this date. Further, the Company's deposit mix is weighted heavily towards customer deposits which funded 85.6 percent of assets at March 31, 2018 of which 63.9 percent is represented by core deposits, an increase from 62.1 percent at December 31, 2017, to include 25.5 percent in noninterest bearing deposits. Time deposits funded 20.6 percent of assets at March 31, 2018, but very few of these deposits are in accounts that have balances of more than $250,000, reflecting the granularity and strength of the Company's funding.
About Highlands Bankshares, Inc.
Highlands provides a relationship-based and highly personal banking experience to small to mid-sized private businesses, professionals, and related individuals. Focused on providing value to each and every customer, Highlands delivers banking services through highly skilled employees, digital channels, as well as 16 offices located in North Carolina, Eastern Tennessee, and Southwest Virginia.
Cautions Concerning Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to financial and operational performance and certain plans, expectations, goals and projections. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, these statements are inherently subject to numerous assumptions, risks and uncertainties, and there can be no assurances that actual results, performance or achievements will not differ materially from those set forth or implied in the forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are based upon information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Consolidated Income Statements (unaudited)
	Quarter ended			Percent change compared to
(thousands)	March 31, 2018	December 31, 2017	March 31, 2017	Prior quarter	Same quarter of prior year
INTEREST INCOME
Loans receivable and fees on loans	$5,315	$5,169	$5,049	2.8%	5.3%
Investment securities	478	473	582	1.1	(17.9)
Federal funds sold	70	35	50	100.0	40.0
Total interest income	5,863	5,677	5,681	3.3	3.2
INTEREST EXPENSE
Deposits	463	465	446	(0.4)	3.8
Other borrowed funds	364	330	585	10.3	(37.8)
Total interest expense	827	795	1,031	4.0	(19.8)
Net interest income	5,036	4,882	4,650	3.2	8.3
Provision for loan losses	172	49	17	251.0	911.8
Net interest income after provision for loan losses	4,864	4,833	4,633	0.6	5.0
NON-INTEREST INCOME
Mortgage banking income	100	335	226	(70.1)	(55.8)
Securities gains, net	—	13	—	—	—
Service charges on deposit accounts	337	384	397	(12.2)	(15.1)
Other service charges, commissions and fees	419	441	498	(5.0)	(15.9)
Other operating income	226	216	166	4.6	36.1
Total non-interest income	1,082	1,389	1,287	(22.1)	(15.9)
NON-INTEREST EXPENSE
Salaries and employee benefits	2,403	2,814	2,493	(14.6)	(3.6)
Occupancy and equipment expense	731	581	669	25.8	9.3
Other operating expense	1,901	1,533	1,267	24.0	50.0
OREO-related expenses	131	38	20	244.7	555.0
Total non-interest expense	5,166	4,966	4,449	4.0	16.1
Income (loss) before income taxes	780	1,256	1,471	(37.9)	(47.0)
Income tax expense (credit)	170	4,381	439	(96.1)	(61.3)
Net income (loss)	$610	$(3,125)	$1,032	(119.5)	(40.9)
Net income (loss) per common share:
Basic	$0.07	$(0.38)	$0.13
Diluted	0.06	(0.38)	0.10

NM - variance calculation is not meaningful.

Consolidated Balance Sheets (unaudited)
				Percent change since
(thousands)	March 31, 2018	December 31, 2017	March 31, 2017	Prior quarter	Same quarter of prior year
ASSETS
Cash and due from banks	$22,626	$15,179	$22,122	49.1%	2.3%
Federal funds sold	18,276	15,618	34,066	17.0	(46.4)
Total cash and cash equivalents	40,902	30,797	56,188	32.8	(27.2)
Investment securities	76,933	81,643	102,769	(5.8)	(25.1)
Loans held for sale	1,795	4,808	3,063	(62.7)	(41.4)
Loans held for investment	431,266	431,574	409,111	(0.1)	5.4
Allowance for loan losses	(4,000)	(3,954)	(4,728)	1.2	(15.4)
Net loans	427,266	427,620	404,383	(0.1)	5.7
Premises and equipment, net	18,138	18,332	17,843	(1.1)	1.7
Real estate held for sale	1,370	1,430	1,662	(4.2)	(17.6)
Deferred tax assets	7,263	7,161	12,519	1.4	(42.0)
Interest receivable	1,777	1,987	1,845	(10.6)	(3.7)
Bank-owned life insurance	14,768	14,679	14,409	0.6	2.5
Other real estate owned	2,169	2,350	2,741	(7.7)	(20.9)
Other assets	3,148	3,290	2,114	(4.3)	48.9
Total assets	$595,529	$594,097	$619,536	0.2	(3.9)
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$157,907	$148,633	$140,616	6.2%	12.3%
Interest bearing	352,091	350,150	354,851	0.6	(0.8)
Total deposits	509,998	498,783	495,467	2.2	2.9
Short-term borrowings	—	10,000	27,552	(100.0)	(100.0)
Long-term debt	30,133	30,146	40,133	—	(24.9)
Other liabilities	1,954	1,364	1,477	43.3	32.3
Total liabilities	542,085	540,293	564,629	0.3	(4.0)
STOCKHOLDERS' EQUITY
Common stock	5,124	5,124	5,124	—	—
Preferred stock	4,184	4,184	4,184	—	—
Additional paid-in capital	19,169	19,113	18,946	0.3	1.2
Retained earnings	27,149	26,539	27,817	2.3	(2.4)
Accumulated other comprehensive income	(2,182)	(1,156)	(1,164)	88.8	87.5
Total stockholders' equity	53,444	53,804	54,907	(0.7)	(2.7)
Total liabilities and stockholders' equity	$595,529	$594,097	$619,536	0.2	(3.9)

Consolidated Average Balance Sheets (unaudited)

(thousands)	March 31, 2018	March 31, 2017	Percent change
ASSETS
Cash and due from banks	$18,808	$23,446	(19.8)%
Federal funds sold	18,926	29,129	(35.0)
Total cash and cash equivalents	37,734	52,575	(28.2)
Investment securities	80,253	99,129	(19.0)
Loans held for sale	1,883	1,266	48.7
Loans held for investment	432,008	410,977	5.1
Allowance for loan losses	(3,994)	(4,790)	(16.6)
Net loans	428,014	406,187	5.4
Premises and equipment, net	18,294	19,425	(5.8)
Real estate held for sale	1,418	1,671	(15.1)
Deferred tax assets	7,100	12,858	(44.8)
Interest receivable	1,476	1,573	(6.2)
Bank-owned life insurance	14,711	14,351	2.5
Other real estate owned	2,262	2,687	(15.8)
Other assets	2,683	491	446.4
Total assets	$595,828	$612,213	(2.7)
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$151,518	$134,874	12.3%
Interest bearing	352,706	354,074	(0.4)
Total deposits	504,224	488,948	3.1
FHLB advances	36,033	67,693	(46.8)
Other liabilities	1,530	1,483	3.2
Total liabilities	541,787	558,124	(2.9)
STOCKHOLDERS' EQUITY
Common stock	5,124	5,124	—
Preferred stock	4,184	4,184	—
Additional paid-in capital	19,134	18,913	1.2
Retained earnings	26,766	27,093	(1.2)
Accumulated other comprehensive income	(1,167)	(1,225)	(4.7)
Total stockholders' equity	54,041	54,089	(0.1)
Total liabilities and stockholders' equity	$595,828	$612,213	(2.7)

Profitability Ratios, Asset Quality and Capital (unaudited)
	Quarter ended
(dollars in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Profitability Ratios (current quarter, annualized)
Net interest margin	3.78%	3.70%	3.48%
Annualized return on average assets	0.41	(0.02)	0.68
Annualized return on average equity	4.49	(0.22)	7.59
Efficiency ratio	84.44	79.19	74.94

	March 31, 2018	December 31, 2017	March 31, 2017
Asset Quality
Loans 90 days past due and still accruing	$—	$26	$—
Non-accrual loans	1,545	2,064	3,452
Total non-performing loans	1,545	2,090	3,452
Other real estate owned	2,169	2,350	2,741
Total non-performing assets	$3,714	$4,440	$6,193
Ratios:
Non-performing loans to loans held for investment	0.36%	0.48%	0.84%
Non-performing assets to loans held for investment and OREO	0.86	1.02	1.50
Allowance for credit losses to loans held for investment	0.93	0.94	1.16
Allowance for credit losses to non-performing loans	258.97	193.83	136.96
Past due loans to loans held for investment	1.47	0.77	1.14
Annualized net charge-offs (recoveries) to period-end loans held for investment	0.12	0.73	0.11

Capital
Common shares outstanding	8,199	8,199	8,199
Preferred shares outstanding	2,092	2,092	2,092
Book value per share:
Common	$5.67	$5.72	$5.85
Combined common and preferred	5.19	5.23	5.34
Ratios (Bank only)
Tier 1 leverage ratio	8.51%	8.36%	7.80%
Tier 1 risk-based capital ratio	12.13	12.15	12.15
Total risk-based capital ratio	13.10	13.11	13.37
Common equity tier 1 ratio	12.13	12.15	12.15